Exhibit 23.4
Quest Offshore Resources, Inc.
1600 Highway 6, Suite 300
Sugar Land, Texas 77478
Tel: (281) 491-5900 * Fax: (281) 491-5902
August 9, 2006
     Reference is made to the registration statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), relating to the initial public offering of shares of common stock of Superior Offshore International, Inc. (“Superior”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied and reviewed by us set forth in the sections of the Registration Statement entitled “Prospectus Summary—Industry Trends” and “Business—Industry Trends.” We further advise Superior, its underwriters and legal counsel that our role has been limited to the provision of such statistical data supplied by us.
     With respect to such statistical data, we advise you that:
•	Some information in our database is derived from estimates or subjective judgments;

•	The information has been compiled from our internal sources and public documents, which we believe to be reliable and in good faith, but no representation or warranty expressed or implied is made to its accuracy or completeness.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm in the section of the Prospectus included therein entitled “Experts.”

QUEST OFFSHORE RESOURCES, INC.
By:	/s/ Paul H. Hillegeist
	Name:	Paul H. Hillegeist
	Title:	President, Chief Operating Officer